Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Eagle Financial Bancorp on Form S-8 (File No. 333-227440) of our report dated March 27, 2019, on our audits of the consolidated financial statements of Eagle Financial Bancorp, Inc. as of December 31, 2018 and 2017 and for the years then ended, which report is included in this Annual Report on Form 10-K.

BKD, LLP

Cincinnati, Ohio

March 27, 2019